Exhibit 99.1

NEWS RELEASE

Jen Hartmann

Director, Public Relations

HartmannJenniferA@JohnDeere.com

1-309-948-1658

Verizon Executive Erwin Joins Deere Board of Directors

MOLINE, Illinois (May 1, 2020) — Deere & Company (NYSE:DE) today announced the election of Tamra A. Erwin, a leading telecommunications executive, to the company's board of directors. Erwin is executive vice president and chief executive officer of Verizon Business, a division of Verizon Communications, Inc. The organization headed by Erwin provides services and products for business and government clients around the world and has sales of more than $30 billion.

“We are pleased to welcome a business leader of Tami’s stature to the Deere board,” said John C. May, chairman and chief executive officer. “Her wealth of experience in the telecommunications field will be of particular value as we extend our leadership in smart connected machines and precision technologies. Tami’s background in marketing and customer support is yet another asset she brings to our board."

Originally from Seattle, Washington, Erwin joined Verizon in the late 1980s as a customer service representative. In subsequent years, her positions included chief marketing officer and executive vice president of wireless operations. She serves on the Verizon foundation board and the Paley Media Center board of trustees.

With Erwin’s election, the Deere board will have 11 members, 10 of whom are independent, or non-employee, directors. The previously announced retirement of Sam Allen, the company’s former chief executive officer and board chairman since 2010, became effective today.

About Deere & Company

Deere & Company (NYSE: DE) is a world leader in providing advanced products and services and is committed to the success of customers whose work is linked to the land - those who cultivate, harvest, transform, enrich and build upon the land to meet the world's dramatically increasing need for food, fuel, shelter and infrastructure. Since 1837, John Deere has delivered innovative products of superior quality built on a tradition of integrity. For more information, visit John Deere at its worldwide website at www.JohnDeere.com.